Exhibit 16.1

July 28, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

To the addressee set forth above:

We were previously principal accountants for Smith Douglas Holdings LLC and, under the date of April 21, 2022, we reported on the consolidated financial statements of Smith Douglas Holdings LLC as of December 31, 2021 and for the year then ended. On April 3, 2023, we were dismissed. We have read Smith Douglas Homes Corp.’s statements included in Item 11(i) of its Form S-1 dated July 28, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with Smith Douglas Homes Corp.’s statement that Ernst & Young LLP, or E&Y, was appointed as the independent registered public accounting firm on May 18, 2023 or that the change in independent registered public accounting firm was approved by the board of directors. We are also not in a position to agree or disagree with Smith Douglas Homes Corp.’s statement that E&Y was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Smith Douglas Homes Corp.’s consolidated financial statements, or any other matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Sincerely,

/s/ Frazier & Deeter, LLC